UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

Compound Real Estate Bonds, Inc.

(Exact name of issuer as specified in its charter)

Commission File No. 024-11848

Delaware	88-2224023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1185 Avenue of the Americas, 3rd floor New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1-800-560-5215
Issuer’s telephone number, including area code

Compound Bonds
(Title of each class of securities issued pursuant to Regulation A)

In this report (the “Annual Report”), unless the context otherwise indicates, the terms “the Company,” “we,” “us,” “our” and similar terms refer to Compound Real Estate Bonds, Inc., a Delaware corporation, and our wholly-owned subsidiary Compound Lending, LLC, a Delaware limited liability company, which we refer to as “Compound Lending.” Additionally, “CRH” refers to Compound Real Estate Holdings, Inc., a Florida corporation, and parent company of the Company and Compound Administrative Services LLC, a Delaware limited liability company. In certain circumstances, we use “Compound” as an overarching term to refer to the each of the entities listed above as a cohesive group.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

Item 1. Business

We were incorporated under the laws of the State of Delaware on November 2, 2021, initially by Impactology Financial Corporation (“IFC”). On November 4, 2021, we issued 10,001 shares of our common stock to IFC in exchange for $50,100. On March 11, 2022, the Company effected a reverse stock split, reducing the Company’s 10,000,000 authorized shares of common stock to 5,000 shares of common stock. As a result, the 10,001 shares owned by IFC converted to 5 shares of common stock, representing all of the outstanding shares of common stock of the Company. Subsequently, on March 17, 2022, IFC transferred all of its 5 shares of the Company’s common stock to CRH, which became the new parent of the Company. CRH is the sole stockholder of the Company’s common stock, and was formed by the same individuals behind IFC, which is now non-operational. The purpose of establishing CRH was a re-branding effort. Our wholly owned subsidiary, Compound Lending, through which we plan to operate our business, was organized as a limited liability company under the laws of the State of Delaware on March 16, 2022.

Our principal office is located at 1185 Avenue of the Americas, 3rd floor, New York, NY 10036 and our phone number is 1-800-560-5215. Our corporate website address is located at www.compoundrealestatebonds.com. Information contained on, or accessible through, the website is not a part of, and is not incorporated by reference into, this Annual Report.

Background – the Compound group of companies

Compound Real Estate Holdings, Inc. (formerly, Compound Banc Real Estate Holdings, Inc.) was incorporated under the laws of the State of Florida on September 28, 2021 to create a “Compound Community” in an effort to help members achieve financial wellness through alternative investing. Compound aims to democratize investing for everyone, by giving everyone an opportunity to invest like the 1%. As an alternative to the low interest saving accounts at traditional institutions, Compound provides consumers a 7% fixed interest earning digital bond for as little as $10. Compound Bonds harnesses the power of real estate, by providing consumers an interest rate, many times over the national average. Proceeds from bonds purchased by consumers are lent out to households and businesses through asset backed loans secured by real estate. These loans are targeted towards underserved populations to help grow and empower communities via capital investments in real estate. CRH was initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation and to develop the Compound Fintech Platform. CRH’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. CRH believes the current financial system does not incentivize or provide the next generation with an attractive return on their savings held in traditional savings accounts. This is because financial institutions provide low interest rates on savings accounts, contributing to the reason why the next generation is not able to achieve financial wellness. As an alternative, Compound Real Estate Bonds provides consumers a way to say goodbye to idle money through a digital high yield bond. Instead of having idle money sit in low interest savings accounts in legacy financial institutions, Compound Real Estate Bonds deploys money to support communities, while bondholders earn a high interest passively, powered by real estate without all the heavy lifting.

On November 2, 2021, our Company was formed by IFC (which subsequently established CRH, our current parent company, as part of a re-branding effort, after which IFC became non-operational). Our business model is centered primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

On March 16, 2022, we formed our wholly-owned subsidiary Compound Lending, LLC (“Compound Lending”). Compound Lending provides loan and investment origination and processing services for our Company. Also on March 15, 2022, CRH established Compound Administrative Services.

In January 2022, CRH launched the Compound Fintech Platform (which will be accompanied by the Compound App, a free mobile app currently under development) that provides tools to help people easily invest including through “spare change” round ups. Round ups monetize debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 Compound Bond.

On September 19, 2022, the SEC qualified our offering statement on Form 1-A to conduct an offering of up to $75,000,000 worth of Compound Bonds under Tier 2 of Regulation A under the Securities Act (the “Regulation A Offering”). We intend to use the proceeds from the Regulation A Offering to fund our principal business plan.

Our business model

We are an early stage company, which, through our wholly owned subsidiary Compound Lending, plan to implement our business model. Our business model is centered primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. We anticipate that (i) at least 55% of our assets will consist of “mortgages and other liens on and interests in real estate” (“Qualifying Interests”) and (ii) at least an additional 25% of our assets will consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of our assets are Qualifying Interests). We do not intend to acquire any assets that have no relationship to real estate. Qualifying Interests are assets that represent an actual interest in real estate or are loans or liens “fully secured by real estate” but exclude securities in other issuers engaged in the real estate business. Real estate-type interests include certain mortgage-related instruments including loans where 55% of the fair market value of the loan is secured by real property at the time the issuer acquired the loan and agency partial-pool certificates. We will sell Compound Bonds in the Regulation A Offering to provide the capital for these activities.

Our company’s mission is to democratize investing for everyone, while also helping sub-prime real estate borrowers. We aim to provide consumers access to investing in alternative assets like the top 1 percent do, by digitizing exposure to real estate. At Compound, we work to reach underserved communities, to provide access to capital and opportunities where conventional lenders will not, all within an easy-to-use and accessible mobile app.

The Compound Bonds:

●	are priced at $10.00 each;

●	represent a full and unconditional obligation of our company;

●	bear interest at 7% per annum. For clarification purposes, we will pay interest on interest (compounded interest) and credit such interest to bondholders’ Compound accounts;

●	are subject to repayment at any time at the demand of the holder;

●	are subject to redemption by us at any time;

●	are not payment dependent on any underlying real estate loans or investments;

●	are transferable;

●	are unsecured.

For more information on the terms of Compound Bonds being offered, please see the “Securities Being Offered” section of our offering circular related to the Regulation A Offering filed with the SEC.

We have created the Compound Bond Rewards Program (“Bond Rewards Program”) to provide (i) investors (each a “Referrer”) who meet eligibility standards set forth in our offering circular the opportunity to receive Compound Bonds as a thank you for referring a friend or family member to open an account on the Compound Fintech Platform and (ii) new members of the Compound Fintech Platform (each a “Referee”) who meet eligibility standards set forth in our offering circular the opportunity to receive Compound Bonds as a thank you for opening an account on the Compound Fintech Platform as a result of an eligible referral. The Referee would not be required to fund his or her account on the Compound Fintech Platform in order for the Referrer and the Referee to each receive a Bond Reward. In other words, the Referee would not be required to purchase an Compound Bond in order for the Referrer and the Referee to each receive a Bond Reward. Each eligible Referrer and eligible Referee will be entitled to receive an award of one Compound Bond valued at $10.00 each (each a “Bond Reward”) per eligible referral, subject to a limitation of 50 Compound Bonds per Referrer account and Referee account per calendar year. Bond Rewards will be fulfilled through Compound Bonds issued in the Regulation A Offering. For more information on the terms and conditions of Compound Bond Rewards Program, please see “Plan of Distribution – Compound Bond Rewards Program” in our offering circular.

The Company has not yet generated any revenue and has a no material operating history. Our management has raised substantial doubt about our ability to continue as a going concern based on these conditions and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the year ended December 31, 2022 and for the period from November 2, 2021 (inception) to December 31, 2021. We expect to generate income from (i) the difference between the interest rates we charge on our real estate loans and mortgages and other real-estate type investments which we have acquired and the interest we will pay to the holders of Compound Bonds; (ii) loan origination fees generated by Compound Loans (1% to 2% of the amount of a loan originated by Compound Loans charged to the borrower, the proceeds from which will flow to Compound Bonds); (iii) profits we realize on the sale of the interests in real estate that we acquire, and (iv) rental income from interests in real estate that we acquire. We also expect to use up to 5% of the proceeds from sales of Compound Bonds to provide working capital and general corporate purposes for our company until such time as our revenues are sufficient to pay our operating expenses.

Until sufficient proceeds have been received by us from the sale of Compound Bonds in the Regulation A Offering we will rely on advances from our parent as to which we have no assurances. CRH is not obligated to provide advances to us, and we cannot assure you that we will be successful in raising proceeds in the Regulation A Offering. If we do not raise sufficient funds in the Regulation A Offering or if our parent declines to make advances to us, we will not be able to implement our business plan, or may have to cease operations altogether. We will not be paying back any of the funds advanced to us by CRH and therefore there is no interest rate or maturity associated with such advances.

Our Organizational Structure

The following reflects the current organization structure of Compound:

(1)	Compound Real Estate Holdings, Inc. owns 100% of the issued and outstanding capital stock of Compound Administrative Services LLC and Compound Real Estate Bonds, Inc.
(2)	Compound Real Estate Bonds, Inc. is a party to an Administrative Services Agreement with Compound Administrative Services LLC.
(3)	Compound Real Estate Bonds, Inc. owns 100% of the issued and outstanding membership interests of Compound Lending, LLC

Compound Fintech Platform

CRH has developed technology solutions, including the Compound App and the Compound Websites, that facilitate the purchase of Compound Bonds and provide information on accounts of the Compound Bond investors. We refer to these as the Compound Fintech Platform.” These solutions have been expanded to offer the same technology solutions to purchasers of our Compound Bonds. We will pay a license fee to CRH in the amount of 2% of the value of the total Compound Bonds sold on the Compound Fintech Platform each year. Such technology license fees are payable from operating revenue and/or proceeds of the Regulation A Offering.

Compound App

The Compound App is designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Compound App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 Compound Bond. The Compound App is available via the web at www.compoundrealestatebonds.com, for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, Compound App users download the application and simply link their bank account to the Compound App. If engaging in the round-up feature, they connect their debit card or credit card to the Compound App. Every time the user shops or completes any checking account transaction, the Compound App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the user to use it to invest in the Compound Bonds. The user’s bank accounts are monitored and the money is transferred via ACH once the round up amounts reach $10.00. Users can also make one time or recurring purchases of Compound Bonds.

Compound Websites

By accessing our Compound Website at www.compoundrealestatebonds.com, investors in our Compound Bonds can create a username and password and indicate agreement to our terms and conditions and privacy policy.

The Compound Website offers users the following features:

●	Compound Bonds available for purchase online directly from us. Users may purchase Compound Bonds directly from us through the Compound Website;

●	No purchase fees charged. We will not charge users any commission or fees to purchase Compound Bonds through the Compound Website. However, other financial intermediaries, if engaged, may charge users commissions or fees;

●	Invest as little as $10. Users will be able to build ownership in Compound Bonds over time by making purchases as low as $10;

●	Flexible, secure payment options. Users may purchase Compound Bonds electronically or by wire transfer, and we will provide funding instructions; and

●	Manage your portfolio online. Users can view their bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

Following your initial purchase of Compound Bonds, you can elect to participate in our auto-invest program, or the “Auto-Invest Program,” on the Compound Websites and App. This program allows users to automatically invest in additional Compound Bonds on a reoccurring basis (e.g., daily, bi-weekly or monthly) subject to an amount and investment parameters that users may designate.

Marketing

Our Bonds will be marketed through our website, on-line information sources, social networks, institutional (Colleges and universities, charities, trade associations and employers) and other marketing partner sources of introduction and referral.

Operations – Administrative Services Agreement with Compound Administrative Services LLC

On March 17, 2022, we entered into an Administrative Services Agreement (the “Administrative Services Agreement”) with Compound Administrative Services, an affiliate. Compound Administrative Services was established on March 15, 2022 as a cost-sharing effort to utilize personnel more efficiently throughout the Compound group of companies. As a result, our executive officers and the other personnel which provide services to us are all employed by Compound Administrative Services.

Under the terms of the Administrative Services Agreement, Compound Administrative Services agreed to provide to the Company certain administrative services, administrative services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Compound Administrative Services.

Pursuant to the Administrative Services Agreement, the Company agreed to reimburse Compound Administrative Services for the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Compound Administrative Services under the Administrative Services Agreement. The reimbursement amounts payable to Compound Administrative Services by the Company will accrue until the Company can make reimbursement payments to Compound Administrative Services from the proceeds of the Regulation A Offering allocated to working capital and distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending), which reimbursement payments will be made in advance on a monthly basis.

The reimbursement amount under the Administrative Services Agreement, will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses under the Administrative Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Compound Administrative Services based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement and as Compound Administrative Services has not yet determined salary payment amounts or the benefits it will provide to our executive officers and the other personnel employed by Compound Administrative Services.

There will be no fees under the Administrative Services Agreement.

Pursuant to the Administrative Services Agreement, Compound Administrative Services also agreed to certain indemnification provisions, whereby Compound Administrative Services agreed to indemnify, defend, and hold harmless our Company, including its stockholders, officers, directors, and other agents against claims, liabilities, and expenses of whatever kind, including reasonable attorneys’ fees, which arise out of or are related Compound Administrative Services’ services to the Company pursuant to the Administrative Services Agreement.

The term of the Administrative Services Agreement will continue until it is terminated. The Administrative Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

For additional information, please see the Administrative Services Agreement, which is filed as exhibit 6.1 to this Annual Report.

Employees

We do not have any full-time employees. We are dependent upon the services provided under the Administrative Services Agreement with Compound Administrative Services for our operations.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Executive Offices

Compound Administrative Services provides office space to us under the terms of the Administrative Services Agreement described above. As described in the Administrative Services Agreement, we will reimburse Compound Administrative Services a to-be-determined portion of the total office expenses associated with this office space. This amount has not been determined as of the date of this Annual Report.

Competition

We compete with other companies that lend to the sub-prime mortgage industry. These companies include other sub-prime mortgage lenders. We seek to, but may not be able to effectively compete with, such competitors.

We believe we benefit from the following competitive strengths:

We are part of the Compound Community. The Compound App and websites (the “Compound Fintech Platform”) are targeted primarily to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions, yet they have a need to accumulate assets for retirement or otherwise. The Compound Fintech Platform provides for a savings and investing alternative for the millennials. We believe Compound provides consumers a better alternative to their low interest accounts.

We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the sub-prime mortgage industry. We believe that this area is one of our competitive strengths because we believe that there are not many lenders who are servicing these borrowers which leaves more room for the Company to pursue opportunities in this sector. Additionally, we believe that this area is one of our competitive strengths because many other lenders are not interested in loans to sub-prime developers who seek to finance their real estate to provide funds for short term development of their properties. However, despite our intentions, we may never be profitable in this sector.

No Public Market

Although under Regulation A the Compound Bonds are not restricted, Compound Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Compound Bonds, and we do not intend to list Compound Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Compound Bonds as Compound Bonds are expected to be highly illiquid investments.

The Company’s Property

The head office of the Company is located at 1185 Avenue of the Americas 3rd Floor, New York, NY 10036, United States, which is a leased office space.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest offering circular filed with the SEC (the “Offering Circular”), which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

Item 2. Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

The following discussion of our financial condition and results of operations for the fiscal year ended December 31, 2022 and from November 2, 2021 (our inception) to December 31, 2021 should be read in conjunction with our financial statements and the related notes included in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Formation

We were incorporated under the laws of the State of Delaware on November 2, 2021 initially by Impactology Financial Corporation (“IFC”). On November 4, 2021, we issued 10,001 shares of our common stock to IFC in exchange for $50,100. On March 11, 2022, the Company effected a reverse stock split, reducing the Company’s 10,000,000 authorized shares of common stock to 5,000 shares of common stock. As a result, the 10,001 shares owned by IFC converted to 5 shares of common stock, representing all of the outstanding shares of common stock of the Company. Subsequently, on March 17, 2022, IFC transferred all of its 5 shares of the Company’s common stock to CRH, which became the new parent of the Company. CRH is the sole stockholder of the Company’s common stock, and was formed by the same individuals behind IFC, which is now non-operational. The purpose of establishing CRH was a re-branding effort.

Results of Operations

From November 2, 2021 (our inception) through the date of this Annual Report, we have not generated any revenues. We incurred $8,683 in operating expenses for the year ended December 31, 2022 – a significant decrease from $26,298 in operating expenses for the period from November 2, 2021 (our inception) through December 31, 2021. Operating expenses in 2022 and 2021 were primarily comprised of legal and other professional expenses incurred in connection with organizational matters, including our Regulation A Offering (defined further below). Our legal expenses were higher in 2021 compared to 2022 because of expenses related to organizing the Company, as well as legal expenses related to the Regulation A Offering that we paid in 2021.

We incurred a net loss of $8,683 for the year ended December 31, 2022, compared to a net loss of $26,298 from November 2, 2021 (our inception) through December 31, 2021.

Plan of Operations

Our Company is an early-stage company. From our inception until September 2022, we were primarily focused on organizational matters, as well as preparing, filing, and obtaining SEC qualification of an offering of up to $75,000,000 worth of Compound Bonds under Tier 2 of Regulation A under the Securities Act (the “Regulation A Offering”). Since the Regulation A Offering was qualified on September 19, 2022, we have been focused on raising funds from the sales of our Compound Bonds from investors to fund our principal plan of operations, which is centered primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. As of the date of this Annual Report, we have sold $1,215,340 worth of our Compound Bonds. As of the date of this Annual Report, we have not yet made any investments in mortgages or other liens on, or interests in, real estate.

Upon qualification of the Regulation A Offering, we began accruing the reimbursement amount due to Compound Administrative Services under the Administrative Services Agreement (the “Administrative Services Agreement”) that we entered into with Compound Administrative Services LLC, or “Compound Administrative Services.” As of the date of this Annual Report, we have not yet begun making reimbursement payments to Compound Administrative Services from the proceeds of the Regulation A Offering.

General

Since the commencement of the Regulation A Offering on approximately September 19, 2022, we have been seeking to sell our Compound Bonds and invest the proceeds in sub-prime real estate loans and other permissible activities in accordance with our business model. These loans are targeted towards underserved populations to help grow and empower communities via capital investments in real estate. Compound helps empower Compound Bond holders by helping them build wealth with attractive returns, and also helps empower underserved borrowers who have been unable to access capital to support their communities due to a lack of resources to deal with traditional financial institutions.

In order to operate our Company for the next 12 months, we estimate that $3,000,000 in funds will be required. The source of such funds is anticipated to be up to 4% of the net proceeds from our sales of Compound Bonds in the Regulation A Offering and the remaining amount is expected to come from distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending). If we fail to generate at least $25,000,000 from our sales of Compound Bonds, we may not be able to fully carry out our plan of operations.

We believe the proceeds from our sales of our Compound Bonds together with distributions from Compound Lending, LLC, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending) will allow us to operate for twelve months should such amounts equal $3,000,000 or more. However, the extent of our operations will be less depending on the amount of proceeds received and the results of operations of our operating subsidiary.

We plan to start acquiring mortgages from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests), and real estate-type interests in accordance with our business model as we receive funds from selling the Compound Bonds in the Regulation A Offering through the efforts of the principals of the Company and through a network of referral sources including mortgage brokers, professional and business advisers, commercial banks and Chambers of Commerce and other business and trade organizations. The Company currently does not have any contracts with third parties related to the services it intends to provide.

Specific Plan of Operations and Milestones

Our plan of operations over the next 12-month period is as follows, assuming the sale of 25%, 50%, 75% and 100% of Compound Bonds in the Regulation A Offering for cash:

	If 25% of Compound Bonds Sold for Cash	If 50% of Compound Bonds Sold for Cash	If 75% of Compound Bonds Sold for Cash	If 100% of Compound Bonds Sold for Cash
Net Proceeds(1)	$18,687,500	$37,275,000	$55,975,000	$74,675,000

Acquisition of Mortgages and Other Liens on and Interests in Real Estate (Qualified Interests)	$10,651,875	$21,246,750	$31,905,750	$42,564,750
Acquisition of Real Estate-Type Interests	$7,101,250	$14,164,500	$21,270,500	$28,376,500

Working Capital and General Corporate Purposes(2)	$934,375	$1,863,750	$2,798,750	$3,733,750
Total Use of Net Proceeds(1)	$18,687,500	$37,275,000	$55,975,000	$74,675,000

(1)	Net proceeds reflects the deduction of offering expenses of the Regulation A Offering from gross proceeds.
(2)	The amount for working capital and general corporate purposes is calculated as 5% of the net proceeds of the Regulation A Offering and includes the accrual for the reimbursement amounts due under the Administrative Services Agreement. Additionally, this amount is intended to be allocated as follows: 90% of such amount shall be allocated to working capital, which includes the accrual amounts for the reimbursements due under the Administrative Services Agreement and 10% shall be allocated to general corporate purposes. The accrual for the reimbursement amounts due under the Administrative Services Agreement is based on allocation of employee time spent in connection with the Company, and will be paid out of working capital and distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending).

During the next 12 months, we intend to, among other things, start receiving net proceeds from the Regulation A Offering and pay the expenses of the Regulation A Offering with the net proceeds of the Regulation A Offering.

For the next 12 months from the date of this Annual Report, we plan to:

Acquisition of Mortgages and Other Liens on and Interests in Real Estate (Qualified Interests)

We plan to acquire mortgages from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests). The expense of doing so will range from $1,000,000 to $1,500,000, depending upon the success of the offering. If 25% of Compound Bonds are sold for net proceeds of $18,687,500 during this time period, we intend to acquire mortgages in the amount of $10,651,875 from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests). If 50% of Compound Bonds are sold for net proceeds of $37,275,000 we intend to acquire mortgages in the amount of $ 21,246,750 from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests). If 75% of Compound Bonds are sold for net proceeds of $55,975,000 we intend to acquire mortgages in the amount of $ 31,905,750 from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests). Finally, if 100% of Compound Bonds are sold for net proceeds of $74,675,000 we intend to acquire mortgages in the amount of $ 42,564,750 from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests). Additionally, the kinds of Qualified Interests we intend to acquire include direct holdings of 1 to 2 year term first and second position mortgages that are fully secured by real property. It is anticipated that these loans will be principally to (i) developers for the purpose of purchase and redevelopment of residential properties for resale, leasing, or other business use, (ii) to residential real estate buyers who do not qualify for traditional bank or government sponsored mortgage programs, and (iii) to developers and operators of gas stations and convenience stores, primarily in rural areas of the United States. In addition, the Company may, but has not yet committed to, invest in the following Qualified Interests: interests in whole pool mortgage-backed securities (MBS) and debt obligations secured by a pool of whole mortgage loans.

We want to invest in underserved and underbanked communities who do not have the resources to interact with legacy institutions. These communities have typically been overlooked by banks and other financial institutions. We want to support communities through capital injections secured by real estate.

Acquisition of Real Estate-Type Interests

We also intend to acquire real estate-type interests, and the expense of doing so will range from $200,000 to $400,000, depending upon the success of the offering. If 25% of Compound Bonds are sold for net proceeds of $18,687,500 during this time period, we intend to acquire real estate-type interests in the amount of $7,101,250. If 50% of Compound Bonds are sold for net proceeds of $37,275,000 we intend to acquire real estate-type interests in the amount of $14,164,500. If 75% of Compound Bonds are sold for net proceeds of $55,975,000 we intend to acquire real estate-type interests in the amount of $21,270,500. Finally, if 100% of Compound Bonds are sold for net proceeds of $74,675,000 we intend to acquire real estate-type interests in the amount of $28,376,500. The kinds of real-estate type interests that we intend to acquire include direct holdings of 1 to 2 year term first and second position mortgages in which less than 100%, but at least 55% of the fair market value of the loan is secured by real property. It is anticipated that these loans will principally be made to the same categories of businesses and individuals as described under Qualified Interests above, and we also intend that these loans will be made to underserved and underbanked communities who do not have the resources to interact with legacy institutions.

Milestones

Our anticipated timeline for reaching the significant milestones in our plan of operations and the costs associated with our plan are set forth below:

First 8 Months after the date of this Annual Report

●	We expect to sell $30,000,000 of Compound Bonds.

●	We anticipate that as part of our selling and marketing efforts to sell the Compound Bonds, we plan to meet with groups whose members may be potential purchasers of our Compound Bonds and we estimate the costs of this to be $20,000.

●	We anticipate and intend to acquire mortgages from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests), and we estimate the costs of this to be $195,000.

●	We anticipate and intend to acquire real estate-type interests and we estimate the costs of this to be $45,000.

Next 4 Months (12 months) after the date of this Annual Report

●	We expect to sell another $30,000,000 of Compound Bonds.

●	We anticipate that as part of our selling and marketing efforts to sell the Compound Bonds, we plan to meet with groups whose members may be potential purchasers of our Compound Bonds and we estimate the costs of this to be $20,000.

●	We anticipate and intend to acquire mortgages from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests), and we estimate the costs of this to be $195,000.

●	We anticipate and intend to acquire real estate-type interests and we estimate the costs of this to be $45,000.

Next 6 Months (18 months) after the date of this Annual Report

●	We expect to sell $14,800,000 of Compound Bonds.

●	We anticipate that as part of our selling and marketing efforts to sell the Compound Bonds, we plan to meet with groups whose members may be potential purchasers of our Compound Bonds and we estimate the costs of this to be $20,000.

●	We anticipate and intend to acquire mortgages from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests), and we estimate the costs of this to be $96,200.

●	We anticipate and intend to acquire real estate-type interests and we estimate the costs of this to be $22,200.

Liquidity and Capital Resources

At December 31, 2022, we had cash on hand of $145. We do not have any external sources of capital and are dependent upon advances from CRH to provide funds for our operations until we begin receiving proceeds from the sale of Compound Bonds in the Regulation A Offering. CRH, however, is under no obligation to advance us any funds.

In November of 2021, CRH purchased 5 shares of common stock, par value $0.0001 per share, of the Company for $50,100. During 2022, CRH contributed cash in the amount of $26,315 for operational expenses.

Going Concern

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not yet generated any revenues and has limited operating history. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of our financial statements.

We are dependent on advances from CRH and proceeds from the Regulation A Offering to provide capital for our operations. CRH is not obligated to provide advances to us and we cannot assure you that we will be successful in raising proceeds in the Regulation A Offering. The consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Contingent Liabilities

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of December 31, 2022.

Income Taxes

Compound Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

As of December 31, 2022, we had no federal and state income tax expense.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are fully described in Note 3 to our financial statements appearing elsewhere in this Annual Report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

Item 3. Directors, Executive Officers And Significant Employees

The following table provides information on our current executive officers and directors:

Name	Age	Positions
Inderjit Tuli	77	President, Chief Executive Officer and Director
Harminder Singh Burmi	51	Senior Vice President, Chief Financial Officer and Director

Inderjit Tuli has served as our Chief Executive Officer and a member of our Board of Directors since our inception on November 2, 2021, and as our President since March 11, 2022. Since March 17, 2022 she also has served as the Chief Executive Officer of our parent company, Compound Real Estate Holdings, Inc. where she engages in defining long term strategy, product development and implementing the company vision. She also serves as the Chief Executive Officer of our subsidiary, Compound Administrative Services LLC since March 15, 2022. Additionally, she serves as the Chief Executive Officer of Compound Lending LLC since March 16, 2022. Inderjit Tuli is the founder and CEO of Junzi Capital Group, a Canadian Financial Service solutions company, where she has served since 2018.

Harminder (“Michael”) Singh Burmi has served as our Senior Vice President, Chief Financial Officer and a member of our Board of Directors since inception on November 2, 2021. He also serves Chief Financial Officer & Senior Vice president of Compound Real Estate Holdings, Inc., positions he has held since March 17, 2022. He also serves as Chief Financial Officer of Compound Administrative Services LLC, where he has served in these positions since March 15, 2022. Additionally, he has served as the Chief Financial Officer of Compound Lending since March 16, 2022. He currently holds a position as Senior Executive Vice President and Co-Owner of a Circuit Tech, Inc., a Canadian technology base company and a board member & director of a Canadian public listed company on TSX Venture exchange Laurion Mineral Exploration Inc. (LME) Mr. Burmi is an entrepreneur with 25 years’ experience building and managing high-end technology organizations, coupled with extensive expertise in running a high-revenue, high-growth engineering/manufacturing business. Over the course of his career, he has worked with several global organizations leading to acquisitions and mergers, allowing these companies to redefine business strategies to capture market share.

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

Compensation Of Directors And Executive Officers

Our directors and executive officers will not be separately compensated by us. As described earlier in this Annual Report under “Operations – Administrative Services Agreement with Compound Administrative Services,” under the terms of the Administrative Services Agreement, Compound Administrative Services agreed to provide to the Company certain administrative services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Compound Administrative Services. Pursuant to the Administrative Services Agreement, the Company agreed to reimburse Compound Administrative Services for the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Compound Administrative Services under the Administrative Services Agreement. The reimbursement amounts payable to Compound Administrative Services by the Company will accrue until the Company can make reimbursement payments to Compound Administrative Services from the proceeds of the Regulation A Offering allocated to working capital and distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending), which reimbursement payments will be made in advance on a monthly basis. The reimbursement amount under the Administrative Services Agreement, will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses under the Administrative Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Compound Administrative Services based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement and as Compound Administrative Services has not yet determined salary payment amounts or the benefits it will provide to our executive officers and the other personnel employed by Compound Administrative Services as of the date of this Annual Report. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

Item 4. Security Ownership Of Management And Certain Securityholders

As of the date of this Annual Report, the Company has 5 shares of our common stock issued and outstanding, all of which are held by CRH. The following table sets out, as of the date of this Annual Report, the voting securities of CRH that are owned by CRH’s executive officers, directors, and other persons holding more than 10% of any class of CRH’s voting securities or having the right to acquire those securities. Unless specified below, the business address of each of CRH’s stockholders is c/o 1185 Avenue of the Americas, 3rd floor, New York, NY 10036. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of CRH’s common stock owned by them, except to the extent that power may be shared with a spouse.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class(1)
Inderjit Tuli	Common Stock	5	0	100%
Harminder Singh Burmi	Common Stock	0		0%
All CRH officers and directors as a group (2 persons)	Common Stock	5	0	100%

(1)	Based on 5 shares of common stock of CRH issued and outstanding as of the date of this Annual Report.

Item 5. Interest Of Management And Others In Certain Transactions

On March 17, 2022, we entered into an Administrative Services Agreement (the “Administrative Services Agreement”) with Compound Administrative Services, an affiliate. The terms of the Administrative Services Agreement with Compound Administrative Services were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement. The terms of the Administrative Services Agreement are described in under “Operations – Administrative Services Agreement with Compound Administrative Services” under Item 1 of this Annual Report.

On November 4, 2021, we issued 10,001 shares of our common stock to IFC, our previous parent company, in exchange for $50,100. On March 11, 2022, the Company effected a reverse stock split, reducing the Company’s 10,000,000 authorized shares of common stock to 5,000 shares of common stock. As a result, the 10,001 shares owned by IFC converted to 5 shares of common stock, representing all of the outstanding shares of common stock of the Company. Subsequently, on March 17, 2022, IFC transferred all of its 5 shares of the Company’s common stock to CRH, which became the new parent of the Company. CRH is the sole stockholder of the Company’s common stock, and was formed by the same individuals behind IFC, which is now non-operational. The purpose of establishing CRH was a re-branding effort. CRH is the sole stockholder of the Company’s common stock.

On March 17, 2022, we entered into a verbal agreement (not a written agreement) with CRH to pay a license fee to CRH in the amount of 2% of the value of the total Compound Bonds sold on the Compound Fintech Platform each year. The license fees paid by us to CRH are not used to offset the reimbursements under the Administrative Services Agreement. There are no other terms to such verbal agreement. In light of the fact that our agreement with CRH is a verbal contract (rather than a written contract), we and CRH are exposed to the following risks:

●	the risk that we and CRH misunderstood an important term or terms of the contract, such as how much was to be paid or what services were to be performed;

●	the risk that we and CRH will have a dispute regarding what was agreed to because we and CRH are only relying on memory; and

●	the risk that a court will not enforce the contract because we and CRH may not be able to prove the existence of the contract or its terms.

If a dispute arises under our verbal agreement with CRH and a court is not willing to enforce the terms of such verbal agreement in our favor, this outcome could adversely affect our business, results of operations, financial condition, and future growth.

Item 6. Other Information

None.

Item 7. Financial Statements

Compound Real Estate Bonds, Inc.

Audited Consolidated Financial Statements &

Independent Auditor’s Report

For the Year Ended December 31, 2022, and

From Inception November 2, 2021, to December 31, 2021

Compound Real Estate Bonds, Inc.

INDEPENDENT AUDITOR’S REPORT

To the Shareholder of
Compound Real Estate Bonds, Inc.

Opinion

We have audited the accompanying consolidated financial statements of Compound Real Estate Bonds, Inc. (“CBI” or “the Company”), a Delaware corporation, which comprise the consolidated balance sheets as of December 31, 2022 and December 31, 2021, and the related consolidated statement of operations and changes in shareholder’s equity, and of cash flows for the year ended December 31, 2022 and from inception (November 2, 2021) to December 31, 2021, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022, and December 31, 2021, and the consolidated results of its operations and its cash flows for the year ended December 31, 2022 and the period from inception to December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has not commenced generating revenues and will require additional financing to sustain operations and initiate the generation of revenues, which raises substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of CBI and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about CBI ’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CBI ’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about CBI ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Boca Raton, FL USA

April 28, 2023

Compound Real Estate Bonds, Inc.

Consolidated Balance Sheet

As of

	December 31, 2022	December 31, 2021
ASSETS

Assets
Cash	$145	$24,090
Due from related parties	350	-
Intangible assets	38,152	-
Other assets	418	-
TOTAL ASSETS	$39,065	$24,090

LIABILITIES AND SHAREHOLDER’S EQUITY

Liabilities
Accounts payable and accrued liabilities	$29,044	$288
Due to related parties	29,981	-
Bank overdraft	343	-
Total liabilities	$59,368	$288

Shareholder’s equity
Common Stock, par value $0.0001, 5,000 shares authorized, and 5 shares issued and outstanding.	$1	$1
Additional paid in capital	76,414	50,099
Accumulated deficit	(96,718)	(26,298)
Total shareholder’s equity	$(20,303)	$23,802

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$39,065	$24,090

The accompanying notes are an integral part of these consolidated financial statements.

Compound Real Estate Bonds, Inc.

Consolidated Statement of Operations

For the

	Year Ended	From Inception, November 2, 2021 to
	December 31, 2022	December 31, 2021
Operating Expenses
Legal	$65,481	$23,000
Other general and administrative	2,896	298
Other professional	1,193	3,000
Advertising and marketing	850	-
Total Operating Expenses	$70,420	$26,298

Loss Before Income Taxes	$(70,420)	$(26,298)

Less Provision for Income Taxes	$-	$-

Net Loss	$(70,420)	$(26,298)

Basic and Dilutive Net Loss Per Share	$(14,084)	$(6,430)
Basic and Dilutive - Weighted average number of common shares outstanding	5.00	4.09

The accompanying notes are an integral part of these consolidated financial statements.

Compound Real Estate Bonds, Inc.

Consolidated Statement of Changes in Shareholder’s Equity

For the Year Ended December 31, 2022 and From Inception to December 31, 2021

	Common Shares	Common Stock, Par $0.0001	Additional Paid in Capital	Accumulated Deficit	Total
Balance at November 2, 2021 (Inception)	-	$-	$-	$-	$-

Share issuances:
Founding common shares issued for cash - parent company	5	1	50,099	-	50,100
Net loss	-	-	-	(26,298)	(26,298)

Balance at December 31, 2021	5	$1	$50,099	$(26,298)	$23,802

Share issuances:
Shareholder’s contributed capital	-	-	26,315	-	26,315
Net loss	-	-	-	(70,420)	(70,420)
Balance at December 31, 2022	5	$1	$76,414	$(96,718)	$(20,303)

The accompanying notes are an integral part of these consolidated financial statements.

Compound Real Estate Bonds, Inc.

Consolidated Statement of Cash Flows

For the

	Year Ended	Period from Inception to
	December 31, 2022	December 31, 2021
Cash flows used in operating activities
Net loss	$(70,420)	$(26,298)

Adjustments to reconcile net loss to net cash used in operating activities:

Changes in assets and liabilities:
Decrease (increase) in assets:
Due from related party	$(350)	$-
Other assets	(418)	-
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	28,756	298
Bank overdraft	343	-
Due to related parties	29,981	-
Net cash used in operating activities	$(12,108)	$(26,000)

Cash flows provided by (used in) investing activities
Payments for the purchase of intangible assets	$(38,152)	$-
Net cash (used in) provided by investing activities	$(38,152)	$-

Cash flows provided by financing activities
Founding common shares issued to the parent company for cash	$-	$50,090
Shareholder’s contributed capital	26,315	-
Net cash provided by financing activities	$26,315	$50,090

Net change in cash	(23,945)	24,090

Cash at beginning of period	24,090	-

Cash at end of period	$145	$24,090

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Impact Bonds, Inc., a Delaware corporation was founded on November 2, 2021. Its name was changed to Compound Real Estate Bonds, Inc. (“the Company” or “CBI”) on March 11, 2022. The Company is in the business of issuing debt bonds to raise capital to pool and invest in real estate loans and mortgages that will be issued by its wholly owned subsidiary Compound Lending, LLC (“CLL”) and it has not begun to generate revenue. The Company formed, its subsidiary, CLL on March 16, 2022. CLL has not begun operations. The head office of the Company is located at 1185 Avenue of the Americas 3rd Floor, New York, NY 10036, United States.

The Company’s fiscal year-end is December 31st.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not yet generated revenues. These conditions raise substantial doubt about its ability to continue as a going concern for a period of twelve months from the issuance date of this report. On December 31, 2022, and December 31, 2021, the Company incurred losses of $70,420 and $26,298, respectively. However, On September 19,2022, the Company was qualified by the SEC for Reg A offering which allows it to raise capital of up to $75 million from the issuance of bonds to the public.

No assurances can be given that the Company will achieve success without seeking additional financing. There also can be no assurances that filing a Form 1-A will result in additional financing or that any additional financing required can be obtained or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America or (“U.S. GAAP”) as found in the Accounting Standards Codification (“ASC”), the Accounting Standards Update(“ASU”) of the Financial Accounting Standards Board (“FASB”) and are expressed in US Dollars. Significant accounting policies applicable to the Company are summarized as follows:

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid securities purchased with a maturity of 90 days or less to be cash and cash equivalents.

Related party disclosures

Under ASC 850 “Related Party Transactions” an entity or person is considered to be a “related party” if it has control, significant influence or is a key member of management personnel. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company in accordance with the standard ASC 850 presents disclosures about related party transactions and outstanding balances with related parties, see Note 9.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value of financial instruments

In accordance with ASC 820 ‘Fair Value Measurement” the Company categorizes financial instruments in a ‘fair value hierarchy’. The hierarchy categorizes the inputs used in valuation techniques into three levels. The hierarchy gives the highest priority to (unadjusted) quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The following are the three categories related to the fair value measurement of such assets or liabilities:

●	Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date, it holds a position in a single asset or liability and the asset or liability is traded in an active market.

●	Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Inputs are derived principally from or corroborated by observable market data by correlation or other means (‘market-corroborated inputs’).

●	Level 3 inputs are unobservable for the asset or liability. An entity develops unobservable inputs using the best information available in the circumstances, which might include the entity’s own data, taking into account all information about market participant assumptions that is reasonably available.

The Company has no financial instruments requiring hierarchy classification and disclosure.

Intangible assets

In accordance with ASC No. 350-40, internal use software are Intangible assets that are not sold, leased or marketed but are acquired or internally developed to meet an entity’s internal needs. Such intangibles have an estimable useful life, are amortized over this period and reviewed for impairment if impairment indicators arise. Accordingly, amortization of the asset is determined from the date it is placed in service. The Company acquired software in 2022 to facilitate the issuance of bonds to clients. The software was not placed in service during 2022. The Company therefore has no accumulated amortization or amortization expense in 2022.

Income taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carryforwards for federal income tax purposes. A full valuation allowance for deferred tax assets has been provided because the Company believes it is not more likely than not that the deferred tax asset will be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of December 31, 2022, and 2021, the Company has not established a liability for uncertain tax positions.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Share capital

In accordance with ASC 505 “Equity” the Company considers an equity instrument to be any contract that evidences a residual interest in the assets of an entity after deducting all its liabilities. The Company’s common shares are classified as equity instruments. Incremental costs directly attributable to the issuance of new shares are recognized in equity as a reduction from the gross proceeds received from the issued shares. Share capital is reported on the balance sheet and statement of changes in shareholder’s equity.

Principles of Consolidation

The consolidated financial statements present the balances of the Company. Its wholly owned subsidiary CLL has not begun operations and has no values to report as part of the consolidation as of December 31, 2022. In accordance with ASC Topic 810 “Consolidation”, intercompany accounts and transactions would be eliminated in consolidation.

Basic and diluted earnings per share

Under ASC 260 “Earnings Per Share”, public companies shall present basic and diluted per-share amounts for income from continuing operations and for net income on the face of the income statement with equal prominence. The Company presents this information accordingly, because it is qualified by the SEC for a Reg A offering, which allows it to raise capital of up to $75 million from the issuance of bonds. Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period shall be weighted for the portion of the period that they were outstanding. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The Company had no dilutive instruments on December 31, 2022 and 2021, and therefore the basic and dilutive loss per share on the statement of operations are the same in each year, at an amount of $14,084 and $6,430, respectively.

Recently issued accounting standards

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The standard also requires additional disclosures related to significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. Operating lease receivables are excluded from the scope of this guidance. The amended guidance is effective for the Company for fiscal years, and interim periods within those years, beginning January 1, 2023. The Company is evaluating the impact of adopting this new accounting standard on the Company’s consolidated financial statements and related disclosures.

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future consolidated financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

NOTE 4. CONCENTRATION AND CREDIT RISK

Financial instruments, which potentially subject CBI to credit risk, consist principally of cash. Cash deposits are maintained with a financial institution in the USA that is credit worthy. CBI maintains all cash with a bank insured up to $250,000 by the Federal Deposit Insurance Corporation. CBI at inception adopted a policy to closely monitor economic and regulatory conditions as it relates to federally uninsured balances, to promptly mitigate risks. No deposits were held with a financial institution in excess of federally insured limits on December 31, 2022 and 2021, and during the reporting periods. Currently, CBI’s only source of capital to initiate and sustain operations came from its sole shareholder and parent company.

CBI has not generated revenues nor begun operations on December 31, 2022, and 2021. Nevertheless, the Company is qualified by the SEC for a Regulation A offering which will allow it to raise capital up to $75 million from the issuance of bonds. It plans to use this capital to begin implementation of its business plan.

NOTE 5. INTANGIBLE ASSETS

During 2022, the Company entered into an agreement with a media company to have a mobile app and website developed permitting it to communicate with clients and issue bonds. The company paid $38,152 for these services. The development and maintenance of these applications will be ongoing throughout the life of the business. These assets were not placed into service in 2022. Therefore, the Company incurred no amortization expense during 2022, nor was there an accumulated amortization balance on December 31, 2022. On December 31, 2022, and 2021 balance details for intangible assets were as follows:

	On December 31,
	2022	2021
INTANGIBLE ASSETS
Computer software	$38,152	$-
Accumulated amortization	-	-
INTANGIBLE ASSETS, NET	$38,152	$-

NOTE 6. INCOME TAXES

The Company’s tax expense differs from the “expected” tax expense for Federal income tax purposes (computed by applying the United States Federal tax rate of 21% to the carryover loss before taxes).

The tax effects of the temporary differences between reportable consolidated financial statement income and taxable income are recognized as deferred tax assets and liabilities.

The tax effect of significant components of the Company’s deferred tax assets and liabilities on December 31, 2022 and 2021, are estimated to be as follows:

	For the Year Ended December 31,	For the Year Ended December 31,
	2022	2021
Deferred tax asset	(8,839)	5,460
Valuation allowance	8,839	(5,460)
Net deferred tax asset	$-	$-

NOTE 7. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

NOTE 8. EQUITY – SHAREHOLDER’S EQUITY

On November 4, 2021, the founder of the Company, Impactology Financial Corporation (“IFC”), contributed $50,100 in cash for the initial issuance of 10,001 shares of common stock.

On March 11, 2022, the Company had a reverse stock split, converting its, 10,000,000 authorized common shares to 5,000 common shares and retained its par value at $0.0001. As a result, its 10,001 common shares issued and outstanding converted to 5 common shares issued and outstanding.

During 2022, the sole shareholder of the Company contributed cash in the amount of $26,315 for operational expenses.

NOTE 9. RELATED PARTIES

In 2021 the Company received capital contributions from IFC, its parent company and sole shareholder for the issuance of common shares, see Note 8.

CBI’s corporate office address is 1185 Avenue of the Americas 3rd Floor, New York, NY 10036, United States, it is leased by Compound Administrative Services LLC (“CAS”) a related party by common ownership. CAS permits the Company to use this office without charge. It was determined that the current use of the has no material fair value, in consideration that CBI has no employees, operations or physical assets that occupy the premises and presently uses the location as a business address.

During 2022 CAS paid professional expenses on behalf of CBI which resulted in an amount owed by CBI to CAS of $29,981. Related party debt is due on demand and does not bear interest.

The Company formed CLL on March 16, 2022. The company intends for CLL to operate as a lender of residential and commercial mortgages, a role directly related to CBI’s business objectives as an investor in mortgage-backed securities. CLL has not begun operations and has no balances to report on or during December 31, 2022 and 2021 as part of the consolidation.

NOTE 10. SUBSEQUENT EVENTS

The Company has evaluated the consolidated financial statements for subsequent events through April 28, 2023, the date these consolidated financial statements were available to be issued.

During 2023 Company initiated its marketing and promotional strategy to increase brand awareness and attract potential customers.

The Company began to onboard new app users through its digital platform to sell bonds and bondholders began to purchase bonds in January 2023. The issued bonds bear interest at 7% per annum based on 360 days in a year, with interest credited daily to the bondholders’ accounts. The bonds are redeemable at any time given a five (5) days’ notice by the bondholder/Payee. The par value plus any accrued but unpaid interest is included in the redemption amount.

The Company plans to use these proceeds to purchase mortgages and generate income on these mortgages. No mortgages have been purchased and no income has been generated to date.

All subsequent payments made to bondholders were redemptions paid in accordance with the bondholder agreement.

The consolidated financial statements do not include any adjustment that may result from these conditions.

Management is not aware of any other events that have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description
2.1	Certificate of Incorporation (incorporated by reference to exhibit 2.1 filed with the Company’s offering statement on Form 1-A filed with the SEC on April 4, 2022)

2.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to exhibit 2.1 filed with the Company’s offering statement on Form 1-A/A filed with the SEC on April 4, 2022)

2.3	Bylaws (incorporated by reference to exhibit 2.1 filed with the Company’s offering statement on Form 1-A filed with the SEC on April 4, 2022)

3.1	Form of Compound Bond (incorporated by reference to exhibit 2.1 filed with the Company’s offering statement on Form 1-A filed with the SEC on April 4, 2022)

4.1	Form of Compound Bond Investor Agreement (for cash) (incorporated by reference to exhibit 2.1 filed with the Company’s offering statement on Form 1-A filed with the SEC on April 4, 2022)

4.2	Form of Compound Bond Subscription Agreement (for Bond Rewards for Eligible Referrals).

4.3	Form of Compound Bond Auto-Invest Program information (incorporated by reference to exhibit 2.1 filed with the Company’s offering statement on Form 1-A/A filed with the SEC on August 8, 2022)

6.1	Administrative Services Agreement dated March 17, 2022 by and between Compound Administrative Services LLC and Compound Real Estate Bonds, Inc (incorporated by reference to exhibit 2.1 filed with the Company’s offering statement on Form 1-A/A filed with the SEC on April 4, 2022)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on May 1, 2023.

Compound Real Estate Bonds, Inc.

By:	/s/ Inderjit Tuli
Inderjit Tuli,
Chief Executive Officer

This report has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Inderjit Tuli	Chief Executive Officer, President and director	May 1, 2023
Inderjit Tuli	(principal executive officer)

/s/ Harminder Singh Burmi	Senior Vice President, Chief Financial Officer and director	May 1, 2023
Harminder Singh Burmi	(principal financial and accounting officer)